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Exhibit 3.2
                                                     State of Delaware
                                                    Secretary of State
                                                  Division of Corporation
                                                  Filed 12:58  PM 7/01/02
                                                     020426325-2122686



                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

- FIRST: That at a meeting of the Board of Directors of Computone Corp. ("the Company") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring the amendment to be advisable and in the best interest of the Company and its shareholders.

The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article First" so that, as amended, that Article First shall be and read as follows:

     "First:  The name of this Corporation is:    SYMBIAT, INC.

- SECOND: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

- THIRD: That the aforesaid amendment was approved by holders of a majority of issued and outstanding Common shares of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

- FOURTH: That the capital of the aforesaid corporation was not be reduced under or by reason of the aforesaid amendment.


          /s/ Leo Bebeau
BY: ________________________________
     Leo Bebeau, CEO